Exhibit 5.1

July 8, 2026

Nocera Inc.

3F (Building B), No. 185, Sec. 1, Datong Rd., Xizhi Dist.

New Taipei City Taiwan 221, ROC

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Nocera, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and resale by the selling stockholder named therein of up to $15,000,000 in aggregate amount of shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of the Company, issuable to the selling stockholder pursuant to that certain EPFA, dated as of May 22, 2026, by and between the Company and the selling stockholder named in the Registration Statement.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Amended and Restated Articles of Incorporation of the Company, as amended to date, (iii) the Amended and Restated Bylaws of the Company, (iv) the EPFA, (v) the Registration Rights Agreement, dated as of May 22, 2026, by and between the Company and the selling stockholder, and (vi) such other documents, records, certificates, memoranda and other instruments as we deemed necessary as a basis for this opinion.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all parties and signatories other than the Company.

This opinion is limited to the federal laws of the United States of America and the Nevada Revised Statutes (including the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws). We express no opinion as to any other laws or the laws of any other jurisdiction.

Based on and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the EPFA, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ SICHENZIA ROSS FERENCE CARMEL LLP